EXHIBIT 99.2

Salona Global Announces Private Placement of up to US$10 Million of Debenture Units

San Diego, December 1, 2022 - Salona Global Medical Device Corporation (the “Company” or “Salona”) (TSXV: SGMD), is pleased to announce that it has entered into an engagement letter with a syndicate of agents (collectively, the “Agents”) pursuant to which the Company intends to offer on a commercially reasonable efforts private placement basis (the "Offering") a minimum of 3,500 and a maximum of 10,000 debenture units (the “Debenture Units”) at a price of US$1,000 per Debenture Unit, for aggregate gross proceeds of up to US$10,000,000. Each Debenture Unit will consist of US$1,000 principal amount of 10.0% unsecured subordinated debentures (the “Debentures”) and 1,000 common share purchase warrants (the “Warrants”) of the Company.

Each Debenture shall mature on the date which is 60 months from the closing of the Offering (the "Maturity Date") and shall bear interest at a rate of 10.0% per annum from the closing of the Offering, payable in cash on the last business day of each calendar quarter. Each Warrant will be exercisable to acquire one common share of the Company (a "Warrant Share") for a period of 60 months following the closing of the Offering at an exercise price of CAD$0.80 per Warrant Share, subject to adjustment in certain events. If, at any time following the date that is four months and one day after the closing of the Offering, the daily volume weighted average trading price of the common shares on the TSX Venture Exchange (the "Exchange") is greater than CAD$2.00 per share for the preceding five consecutive trading days, the Company shall have the right to accelerate the expiry date of the Warrants to a date that is at least 90 days following the date of such written notice.

The Company intends to use the net proceeds of the Offering towards the acquisition of the assets from Biodex Medical Systems, Inc., announced on November 29, 2022, thereby reducing the amount the Company borrows against its existing debt facility, as well as for working capital and general corporate purposes.

The Offering is expected to close on or about December 22, 2022 and is subject to certain conditions including, but not limited to, the receipt of all necessary approvals, including the approval of the Exchange.

The securities to be offered have not been registered under the Securities Act of 1933, as amended, (the "Securities Act"), or any state securities laws; and unless so registered, the securities may not be offered or sold in the United States absent an applicable exemption from, or a transaction not subject to, registration requirements of the Securities Act and applicable state securities laws. The Debenture Units are being offered and sold pursuant to exemptions from the registration requirements of the Securities Act and in compliance with Regulation S under the Securities Act.

This press release is being issued pursuant to Rule 135c under the Securities Act and is neither an offer to sell nor a solicitation of an offer to buy the Debenture Units or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the Debenture Units or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.For updates from Salona Global delivered directly to your inbox, signup at http://tinyurl.com/salonaglobalnewsletter.

For more information please contact:

Luke Faulstick

Chief Executive Officer

Tel: 1 (800) 760-6826

Email: Info@Salonaglobal.com

Additional Information

Neither the TSXV nor its Regulation Services Provider (as that term is defined in the policies of the TSXV) accepts responsibility for the adequacy or accuracy of this release.

Certain statements contained in this press release constitute "forward-looking information" within the meaning of the Private Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. These statements can be identified by the use of forward-looking terminology such as "expects" "believes", "estimates", "may", "would", "could", "should", "potential", "will", "seek", "intend", "plan", and "anticipate", and similar expressions as they relate to the Company, including: the Company closing the acquisition disclosed herein; and the size, timing, completion and use of proceeds of the Offering. All statements other than statements of historical fact may be forward-looking information. Such statements reflect the Company's current views and intentions with respect to future events, and current information available to the Company, and are subject to certain risks, uncertainties and assumptions, including: the Company receiving all necessary approvals for the acquisition and the Offering; and all conditions to closing the acquisition and the Offering being satisfied or waived. Salona Global cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include but are not limited to the general business and economic conditions in the regions in which Salona Global operates; Salona Global not receiving the necessary approvals to close an acquisition; the ability of Salona Global to execute on key priorities, including the successful completion of acquisitions, business retention, and strategic plans and to attract, develop and retain key executives; difficulty integrating newly acquired businesses; the ability to implement business strategies and pursue business opportunities; disruptions in or attacks (including cyber-attacks) on Salona Global's information technology, internet, network access or other voice or data communications systems or services; the evolution of various types of fraud or other criminal behavior to which Salona Global is exposed; the failure of third parties to comply with their obligations to Salona Global or its affiliates; the impact of new and changes to, or application of, current laws and regulations; granting of permits and licenses in a highly regulated business; the overall difficult litigation environment, including in the United States; increased competition; changes in foreign currency rates; increased funding costs and market volatility due to market illiquidity and competition for funding; the availability of funds and resources to pursue operations; critical accounting estimates and changes to accounting standards, policies, and methods used by Salona Global; the occurrence of natural and unnatural catastrophic events and claims resulting from such events; and risks related to COVID-19 including various recommendations, orders and measures of governmental authorities to try to limit the pandemic, including travel restrictions, border closures, non-essential business closures, quarantines, self-isolations, shelters-in-place and social distancing, disruptions to markets, economic activity, financing, supply chains and sales channels, and a deterioration of general economic conditions including a possible national or global recession; as well as those risk factors discussed or referred to in Salona Global's disclosure documents filed with United States Securities and Exchange Commission and available at www.sec.gov, and with the securities regulatory authorities in certain provinces of Canada and available at www.sedar.com. Should any factor affect Salona Global in an unexpected manner, or should assumptions underlying the forward-looking information prove incorrect, the actual results or events may differ materially from the results or events predicted. Any such forward-looking information is expressly qualified in its entirety by this cautionary statement. Moreover, Salona Global does not assume responsibility for the accuracy or completeness of such forward-looking information. The forward-looking information included in this press release is made as of the date of this press release and the Company undertakes no obligation to publicly update or revise any forward-looking information, other than as required by applicable law.